Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	Karen Chin
609-720-4398

TYCO GENERAL COUNSEL WILLIAM LYTTON TO RETIRE;
JUDITH REINSDORF NAMED SUCCESSOR

PEMBROKE, Bermuda — Feb. 20, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that William B. Lytton, 58, Tyco’s executive vice president and general counsel since September 2002, will retire from the company in connection with Tyco’s completion of its proposed separation transaction.  Lytton will continue to serve as an executive vice president of the company and as advisor to Chief Executive Officer (CEO) Ed Breen until July 2007.

Tyco also announced that Judith A. Reinsdorf, 43, has been named to succeed Lytton as Tyco’s executive vice president and general counsel, effective March 12, 2007.  Reinsdorf served as vice president, general counsel and secretary of C. R. Bard, Inc., from October 2004 to February 2007, and previously served as vice president and corporate secretary for Tyco International from 2003 to 2004.  Reinsdorf was vice president and associate general counsel at Pharmacia Corporation from 2000 to 2003.

“Bill Lytton has served Tyco International with professionalism and dedication since 2002,” said Breen.  “He joined our senior management team when the company needed a seasoned and level-headed leader of the legal function, and to help us steer through the myriad legal issues the company faced during that time.  I am grateful for his service and thank him for his ethical leadership and compliance stewardship, as well as for the improvements in Tyco’s transparency and accountability that Tyco has achieved under his leadership.”

Breen continued, “We are fortunate to have a legal professional of Judy’s caliber to take on the role of executive vice president and general counsel.  She comes to us with a broad range of experience, including a previous tenure here at Tyco when she worked closely with senior management and the board of directors under Bill’s leadership.  She already knows a great deal about our business and will be able to hit the ground running as we take the company forward as an independent company comprised of Tyco Fire & Security and Tyco Engineered Products & Services.”

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

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